EXHIBIT 4.1
                                FORM OF DEBENTURE


THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNLESS (i) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (ii) AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, IS AVAILABLE.

                                Photoworks, Inc.

                       SUBORDINATED CONVERTIBLE DEBENTURE

$__________                                                       April 25, 2001
                                                             Seattle, Washington

         FOR  VALUE  RECEIVED,   PHOTOWORKS,   INC.,  a  Washington  corporation
("Payor"), with its principal offices at 1260 16th Avenue West, Seattle, promises to pay to the order of ______________________ or its assigns ("Holder") the principal sum of $________, with interest on the outstanding principal amount at the rate of 7% per annum (computed on the basis of a 360-day year of twelve 30-day months). Interest shall accrue from the date the advance is first made and shall continue on the outstanding principal amount until paid in full or the Debenture is converted in accordance with Section 3 hereof. Interest and principal shall be payable at such address as Holder shall specify by written notice or in the absence of such notice at the offices of Zesiger Capital Group LLC, 320 Park Avenue, 30th Floor, New York, New York 10022.

     1. Debenture. This debenture is one of a series of debentures in the original aggregate principal amount of $2,499,750 (the "Debentures") issued pursuant to the terms of that certain Subordinated Convertible Debenture Purchase Agreement, dated as of April 25, 2001 (the "Purchase Agreement"), between the Payor and Holder and the other purchasers named therein. Unless defined herein, all capitalized terms in this Debenture shall have the meaning ascribed to them in the Purchase Agreement.

     2. Payments.

          (a) Form of Payment. All payments of interest and principal shall be in lawful money of the United States of America in federal or other immediately available funds. All payments shall be applied first to accrued interest, and thereafter to principal.

          (b) Scheduled Payment. Accrued interest under this Debenture shall be due and payable by the Payor in semi-annual installments on July 15th and January 15th of each year and on the date of payment of any portion of the outstanding principal amount. The unpaid principal balance and accrued interest shall be due and payable on April 25, 2006 (the "Maturity Date").

          (c) Prepayment. Principal and accrued interest on this Debenture may be repaid, in whole or in part, at any time following 30 days written notice to the Holder, but only with the written consent of the Holder and only to the extent this Debenture is not converted prior to such payment. Neither all nor any portion of the outstanding principal amount of this Debenture shall be


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repaid unless  simultaneously  therewith an equal  percentage of the outstanding principal amount of all other outstanding Debentures issued pursuant to the Purchase Agreement is also prepaid (except Debentures as to which the then holder shall have refused to give such consent to repayment).

     3. Conversion.

          (a) Holder Voluntary Conversion. The Holder may, in its sole discretion, at any time one year after the Effective Date elect to convert all of the outstanding principal balance and all accrued and unpaid interest on the Debenture into such number of fully paid and nonassessable shares of Series B Convertible Preferred Stock (the "Preferred Stock") of the Company as is obtained by dividing (A) the outstanding principal balance of, and all accrued and unpaid interest on, the Debenture as of the date of conversion by (B) $75.00.

          (b) Exercise of Conversion Rights. To convert the principal balance hereunder into shares of Preferred Stock, the Holder shall deliver to the Payor a written notice of election to exercise the Holder's voluntary conversion rights (the "Voluntary Conversion Notice"). The Payor shall, as soon as practicable thereafter, issue and deliver to the Holder a certificate or certificates, registered in the Holder's name, for the number of shares of Preferred Stock to which the Holder shall be entitled by virtue of such conversion (bearing such legends as are required by applicable state and federal securities laws in the reasonable opinion of counsel to Payor). The conversion of the principal balance (and accrued interest) shall be deemed to have been made on the date that the Payor receives the Voluntary Conversion Notice and the Holder shall be treated for all purposes as the record holder of the Preferred Stock as of such date. Upon full conversion of this Debenture pursuant to the terms hereof, Payor shall be forever released from all its obligations and liabilities under this Debenture.

          (c) Fractional Shares. The Payor shall not issue fractional shares of Preferred Stock upon exercise of the voluntary conversion rights, and the number of shares of Preferred Stock to be issued shall be rounded up to the nearest whole share.

          (d) Issuance of Preferred Stock. The Payor shall not issue any shares of Preferred Stock to any person except Holders of Debentures who convert their Debentures into Preferred Stock in accordance with this Section 3.

     4. Subordination. This Debenture and the payments of principal, interest and all other amounts that may become due under this Debenture are subordinate and junior in right of payment, in the manner and to the extent provided in a Subordination Agreement dated April 25, 2001 between Imperial Bank and the Holder and the other holders of Debentures, to the principal of and premium, if any, and interest on all indebtedness of Payor now existing or hereafter arising under that certain Credit Agreement, dated December 20, 2000 between Payor and Imperial Bank, or any amendment, refinancing or replacement of such indebtedness by Imperial Bank but only if such amendment, refinancing or replacement does not
(a) increase the maximum amount of indebtedness permitted to be outstanding to an amount in excess of $10,000,000 or (b) expressly prohibit or require any additional delay of payments under this Debenture. Notwithstanding the foregoing, Payor shall continue to make all principal and interest payments as


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provided  herein  when and to the extent  not  prohibited  by the  Subordination
Agreement and in any event as long as no event of default has occurred and is continuing under the terms of any note or other agreement or instrument relating to the indebtedness under the Credit Agreement.

     5. Events of Default. The occurrence of any one or more of the following events (herein called "Events of Default") shall constitute a default hereunder and under the Purchase Agreement:

          (a) The Payor defaults in the payment of any principal, interest or other obligation involving the payment of money under this Debenture and such default continues for more than five (5) business days after the due date thereof; or

          (b) The Payor defaults in the performance of any other covenant or obligation under this Debenture or the Purchase Agreement or Rights Agreement, and such default continues for more than 10 business days after the Holder has given notice of such default to the Payor; or

          (c) Any representation or warranty made in the Purchase Agreement by Payor shall prove to have been false or misleading in any material respect as of the Closing date under the Purchase Agreement; or

          (d) Payor or any of the Subsidiaries defaults under the Credit Agreement or any other agreement or instrument relating to indebtedness of Payor or any Subsidiary for money borrowed or any capital lease;

          (e) The Payor shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy or other statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of the Payor or of all or any substantial part (i.e., 33-1/3% or more) of the properties of the Payor; or the Payor or its directors or majority shareholders shall take any action initiating the dissolution or liquidation of the Payor; or

          (f) Sixty (60) days shall have expired after the commencement of an action by or against the Payor seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy or other statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of the Payor being stayed; or a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or the Payor shall file any answer admitting or not contesting the material allegations of a petition filed against the Payor in any such proceedings; or the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or


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          (g) Sixty (60) days shall have expired after the appointment,  without the consent or acquiescence of the Payor, of any trustee, receiver or liquidator of the Payor or of all or any substantial part of the properties of the Payor without such appointment being vacated.

     Payor shall give Holder prompt (within 24 hours) written notice of any event which is or with notice or passage of time would be an Event of Default hereunder.

     6. Remedies.

          (a)  Acceleration.  Upon an Event of Default described in clause 5(a),
(b), (c) or (d) and during the continuance thereof, Holder shall have the right by notice to Payor to accelerate the payment of the principal amount and accrued interest hereon by Payor hereunder so that all such amounts are immediately due and payable. Upon an Event of Default described in clause 5(e), (f) or (g), without any action on the part of the Holder hereof, the principal amount and accrued interest on this Debenture shall become immediately due and payable. Upon an acceleration hereof, Holder may enforce this Debenture by exercise of the rights and remedies granted to it by applicable law. No course of dealing and no delay on the part of the Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice Holder's rights, powers or remedies. No right, power or remedy conferred by this Debenture upon the Holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise. Payor shall pay all reasonable attorneys' fees and court costs incurred by Holder in investigating any event which could be an Event of Default and enforcing and collecting the amounts due under this Debenture as a result of an Event of Default. Payor hereby waives demand, notice, presentment, protest and notice of dishonor.

          (b) Default Interest. Every amount overdue under this Debenture shall bear interest from and after the date on which such amount first became overdue at an annual rate of 12% per annum (the "Default Interest Rate"). Such interest on overdue amounts under this Debenture shall be payable on demand and shall accrue and be compounded annually until the obligation of the Payor with respect to the payment of such interest has been discharged (whether before or after judgment).

     7. Payor hereby waives demand, notice, presentment, protest and notice of dishonor. All payments by the Payor under this Debenture shall be made without set-off, defense or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

     8. The terms of this Debenture shall be construed in accordance with the laws of the State of Washington, as applied to contracts entered into by Washington residents within the State of Washington, which contracts are to be performed entirely within the State of Washington.

     9. Any term of this Debenture may be amended or waived only with the written consent of Payor and Holder.

     10. Payor agrees that Holder's  remedies at law in the event of any default


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or threatened  default by Payor in the  performance of or compliance with any of the terms of this Debenture are not and will not be adequate to the fullest extent permitted by law, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise without Holder having to prove actual damage or post any bond or other security.

     11. Notices. Any and all notices, requests, consents and demands required or permitted to be given hereunder shall be in writing and shall be deemed given and received upon personal delivery, or three (3) business days after deposit in the United States mail, by certified or registered mail, postage prepaid and addressed as follows:

         To Holder:                 c/o Zesiger Capital Group LLC
                                    320 Park Avenue, 30th floor
                                    New York, New York 10022
                                    Attn: Albert L. Zesiger

         To the Company:            Photoworks, Inc.
                                    1260 16th Avenue West
                                    Seattle, Washington 98119
                                    Attn: Howard Lee

or in the case of the Holder to such other address as the Holder hereof shall hereafter specify by similar notice.

         IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by its officers, thereunto duly authorized this 25th day of April, 2001.


                                            PHOTOWORKS, INC.
                                            a Washington corporation

                                            By:
                                                     ---------------------------
                                                     Howard Lee, Chief Executive
                                                     Officer and President
ATTEST:


------------------------------
Loran Cashmore Bond, Secretary






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